xZweite Änderungsvereinbarung zum DIENSTVERTRAG vom 29. September 2016	Second Addendum to the SERVICE AGREEMENT dated 29th September 2016
zwischen	between
der Immunic AG, Am Klopfersitz 19, 82152 Planegg-Martinsried	Immunic AG, Am Klopfersitz 19, 82152 Planegg-Martinsried
(im Folgenden: „Gesellschaft“)	(hereinafter: ”Company”)
und	and
Frau Dr. Hella Kohlhof,	Ms. Dr. Hella Kohlhof,
(im Folgenden: „Vorstand“)	(hereinafter: “Board Member”)

Präambel	Preamble

Die dienstvertraglichen Beziehungen zwischen den Parteien werden durch den Dienstvertrag vom 29. September 2016 („Dienstvertrag“) sowie durch die Änderungsvereinbarung vom 4. September 2019 geregelt. Der Vorstand soll durch den Aufsichtsrat für den Zeitraum vom 1. September 2021 bis zum 31. Dezember 2022 erneut als Mitglied des Vorstandes bestellt werden („Laufzeit“). Dies vorausgeschickt, vereinbaren die Parteien folgende Änderungen zum vorbenannten Dienstvertrag, mit einer Laufzeit ab dem 1. September 2021 („Stichtagsdatum“) bis zum 31. Dezember 2022 („Beendigungsdatum“). Im Übrigen gilt der Dienstvertrag und die Änderungsvereinbarung vom 4. September 2019 für die Laufzeit unverändert fort. Diese Präambel ist integraler Bestandteil dieser Änderungsvereinbarung.

The relationship between the parties is governed by a service agreement dated 29th September 2016 (“Service Agreement”) as well as by the Addendum to the Service Agreement as of 4th September 2019. The Board Member is expected to be (re)appointed as a board member of the Company by the supervisory board for the period from 1st September 2021 to 31st December 2022 (“Term”). Now, therefore the parties agree on the following amendments to the aforementioned Service Agreement from 1st September 2021 (“Effective Date”) to 31st December 2022 (“Completion Date”). Apart from that, the Service Agreement and the Addendum to the Service Agreement as of 4th September 2019 shall continue to apply without changes. This preamble shall be an integral part of this Addendum.

I. Änderung des § 3 Ziffer 1 des Dienstvertrages	I. Amendment of § 3 Clause 1 of the Service Agreement

§ 3 Ziffer 1 des Dienstvertrages wird wie folgt geändert:	§ 3 clause 1 of the Service Agreement shall be amended as follows:

1. Der Vorstand erhält für seine Tätigkeit	1. The Board Member shall receive for his services

a)     ein festes Jahresgehalt („Grundvergütung") in Höhe von EUR 255.200 brutto, das in 12 gleichen Monatsraten jeweils nachträglich am Monatsletzten ausbezahlt wird. Sofern dieser Vertrag nicht während der Dauer eines gesamten Kalenderjahres besteht, wird das Jahresfestgehalt zeitanteilig gezahlt.

a) a fixed annual salary ("basic remuneration") in the amount of EUR 255,200 gross, which is paid in 12 equal monthly instalments at the end of each month. If this agreement does not exist for the duration of an entire calendar year, the fixed annual salary shall be paid pro rata temporis.

b)   eine jährliche variable Vergütung, die bei 100-prozentigem Erreichen der festgelegten Jahresziele maximal EUR 89.320 brutto beträgt. Die Einzelheiten, insbesondere zum Verfahren der Zielfestlegung, zur Feststellung der Zielerreichung und zur Fälligkeit ergeben sich aus dem Rahmenvertrag zur Zielvereinbarung in seiner jeweils geltenden Fassung. Die Art der Ziele, die Voraussetzungen für ihre Erreichung und ihre Gewichtung zueinander werden für das jeweilige Geschäftsjahr in einer gesonderten Zielfestlegung niedergelegt.

b) an annual variable remuneration which amounts to EUR 89,320 gross in maximum if the defined annual targets are achieved by 100%. The details, in particular the procedure for setting targets, determining the achievement of targets and the due date, are set out in the framework agreement for the target agreement in its currently valid version. The type of targets, the prerequisites for their achievement and their weighting in relation to each other shall be laid down for the respective fiscal year in a separate definition of targets.

II. Änderung des § 10 des Dienstvertrages	II. Amendment of § 10 of the Service Agreement
§ 10 Ziffer 1 des Dienstvertrages wird wie folgt geändert:	§ 10 clause 1 of the Service Agreement shall be amended as follows:

Der Dienstvertrag gilt mit Ablauf des 31. August 2021 fort („Stichtagsdatum“) und endet mit Ablauf des 31. Dezember 2022 („Beendigungsdatum“).	The Service Agreement shall continue to apply after 31st August 2021 (“Effective Date”) and ends after 31st December 2022 (“Completion Date”).
III. Die übrigen Bestimmungen des Dienstvertrages behalten unverändert ihre Gültigkeit.	III. The other provisions of the Service Agreement remain unaffected.
IV. Die deutsche Fassung dieser Änderungsvereinbarung ist maßgeblich.	IV. The German version of this Amendment Agreement shall be authoritative.

Gesellschaft/Company	Vorstand/ Board Member

Munchen	Grafelfing
Ort/ Place	Ort/ Place

June 10, 2021	June 10, 2021
Datum/ Date	Datum/ Date

/s/ Joerg Neermann	/s/ Hella Kohlhof
Unterschrift/Signature:	Unterschrift/Signature:
Für die Gesellschaft	Vorstand/ Board Member
On behalf of the Company